Exhibit 10.3

SECOND AMENDED AND RESTATED
REPRESENTATION AND SERVICES AGREEMENT FOR OIL SPILL CONTINGENCY PLANNING, RESPONSE AND REMEDIATION

This Second Amended and Restated Representation and Services Agreement for Oil Spill Contingency Planning, Response and Remediation (this “Agreement”) is dated this 16th day of September, 2016, by and among Tesoro Companies, Inc. (“TCI”), a Delaware corporation, Tesoro Maritime Company (“TMC”), a Delaware corporation, Tesoro Refining & Marketing Company LLC (“TRMC”), a Delaware limited liability company, Tesoro Alaska Company LLC (“TAC”), a Delaware limited liability company, Kenai Pipe Line Company (“KPL”), a Delaware corporation, Tesoro Alaska Pipeline Company LLC (“TAPL”), a Delaware limited liability company, Carson Cogeneration Company (“CCC”), a Delaware corporation, Tesoro Great Plains Midstream LLC (“TGP”), Tesoro Great Plains Gathering & Marketing LLC (“TGPGM”), BakkenLink Pipeline LLC (“BLP”), ND Land Holdings LLC (“NDLH”), Tesoro Logistics Operations LLC (“TLO”), a Delaware limited liability company, Tesoro High Plains Pipeline Company LLC (“THPP”), a Delaware limited liability company, Tesoro Logistics Pipelines LLC (“TLP”), Tesoro Logistics Northwest Pipeline LLC (“TLNP”), a Delaware limited liability company, Tesoro SoCal Pipeline Company LLC, (“TSCP”), a Delaware limited liability company, QEP Field Services, LLC (“QEPFS”), a Delaware limited liability company, QEPM Gathering I, LLC (“QGI”), a Delaware limited liability company, Green River Processing, LLC (“GRP”), a Delaware limited liability company, Rendezvous Pipeline Company, LLC (“RPL”), a Delaware limited liability company, and Tesoro Alaska Terminals LLC, (“TAT”), a Delaware limited liability company, and each other person who after the date hereof agrees to become a party to, and bound by, this Agreement by executing a Joinder Agreement in substantially the form attached hereto as Exhibit A, each of whom is a “Party” and collectively are the “Parties” to this Agreement; TCI, TRMC, TMC, TAC, KPL, CCC, TGP, TGPGM, BLP and NDLH are each individually, a “Tesoro Party” and collectively, the “Tesoro Parties,” and TLO, TLP, TLNP, TAPL, THPP, QEPFS, TSCP, QGI, GRP, RPL and TAT are each individually, a “TLLP Party” and collectively, the “TLLP Parties”.

RECITALS:
A.    WHEREAS, the Parties, except for TGP, TGPGM, BLP, NDLH, QEPFS, TSCP, QGI, GRP, RPL and TAT, are parties to that certain Amended and Restated Representation and Services Agreement for Oil Spill Contingency Planning, Response and Remediation dated as of December 6, 2013 (the “Existing Agreement”);

B.    WHEREAS, the Parties desire to amend and restate the Existing Agreement to add TSCP, TGP, TGPGM, BLP, NDLH, QEPFS, TSCP, QGI, GRP, RPL and TAT as Parties, to reassign TAPL as a TLLP Party and to clarify and revise certain issues regarding the obligations of the Parties thereto;

C.    WHEREAS, the Parties are all affiliated entities, with TCI, TRMC, TMC, TAC and TGP being wholly owned subsidiaries of Tesoro Corporation; KPL being a wholly owned subsidiary of TAC; CCC being a wholly owned subsidiary of TRMC; TGPGM, BLP, NDLH being wholly owned subsidiaries of TGP; TLO and QEPFS being wholly owned subsidiaries of Tesoro Logistics LP (“TLLP”), in which a majority of the partnership interests are owned by Tesoro Corporation and its subsidiaries, and which is solely managed by Tesoro Logistics GP, LLC, a wholly owned subsidiary of Tesoro Corporation (“TLGP”); TLP being a wholly owned subsidiary of TLO; and THPP, TLNP, TAPL and TAT being wholly owned subsidiaries of TLP; and with TSCP, QGI, GRP, RPL being wholly owned subsidiaries of QEPFS;
D.    WHEREAS, in multiple transactions, TLO received contributions of certain logistics assets from TAC and TRMC, which included multiple wharfs, pipelines, terminals, storage tanks and ancillary facilities located in the States of Alaska, California, Idaho, North Dakota, Utah and Washington;
E.    WHEREAS, TLLP has separately acquired QEPFS and its subsidiaries and the assets of TLNP, and Tesoro Corporation has acquired TGP and its subsidiaries;
F.    WHEREAS, TLO has rights of first offer to acquire certain other logistics assets from TRMC and TAC, and the Parties may agree to assign future logistics assets to TLO in the future, which will become part of the TLLP Facilities subject to this Agreement when they are assigned to TLO by any of the TLLP Parties;
G.    WHEREAS, the TLLP Parties have acquired and/or may acquire in the future other logistics facilities that will provide services to the Tesoro Parties, and for which the Parties will agree that the Tesoro Parties should provide oil spill contingency planning and response services, and upon such acquisition and agreement, such logistics facilities will become part of the TLLP Facilities subject to this Agreement;

H.    WHEREAS, the Tesoro Parties and the TLLP Parties are parties to a Secondment and Logistics Services Agreement dated as of July 1, 2014, as amended, and related Service Orders (collectively the “Secondment Agreement”), pursuant to which employees and contractors of the Tesoro Parties and the TLLP Parties, respectively, may perform services and order supplies and materials as representatives and seconded employees of the other group, and certain Parties indemnified or will indemnify other Parties for certain liabilities;
I.    WHEREAS, the TLLP Parties have entered into operating agreements (collectively, “Operating Agreements”; and each individually, an “Operating Agreement”) with the Tesoro Parties, under which the TLLP Parties provide services to the Tesoro Parties as the operator of certain logistics assets, including wharfs, pipelines, terminals, storage tanks and ancillary facilities in the States of Alaska, California, Washington, Idaho, Utah, Wyoming, Montana and North Dakota;
J.    WHEREAS, the TLLP Parties may in the future enter into other Operating Agreements under which the TLLP Parties will provide services to the Tesoro Parties as the operator of certain logistics assets, including wharfs, pipelines, terminals, storage tanks and ancillary facilities;
K.    WHEREAS, TRMC and TAC are currently the largest customers using the logistics facilities that have been transferred to TLLP, or for which the TLLP Parties provide operating services under various services agreements with TLO and tariffs are published by THPP, and have contracted with TLO to utilize the majority of the capacity of the TLLP Facilities;
L.    WHEREAS, the Parties intend that the logistics facilities owned or operated by the TLLP Parties which are subject to legal and/or regulatory requirements with respect to oil spill contingency planning and response shall each be a “TLLP Facility” and collectively, the “TLLP Facilities”;
M.    WHEREAS, the Parties intend that the refining and logistics facilities owned or operated by the Tesoro Parties which are subject to legal and/or regulatory requirements with respect to oil spill contingency planning and response shall each be a “Tesoro Facility” and collectively, the “Tesoro Facilities”;
N.    WHEREAS, the Tesoro Parties and the TLLP Parties each employ personnel who have training and experience in Oil Spill Contingency Planning and Response, and who provide such services in connection with both the TLLP Facilities and the Tesoro Facilities, either as direct employees or seconded employees under the Secondment Agreement;
O.    WHEREAS, the TLLP Parties wish to have personnel and contractors of the Tesoro Parties provide services relating to Oil Spill Contingency Planning and Response for the TLLP Facilities;

P.    WHEREAS, the Tesoro Parties wish to have personnel and contractors of the TLLP Parties provide services relating to Oil Spill Contingency Planning and Response for the Tesoro Facilities;
Q.    WHEREAS, TMC charters vessels that use TLLP Facilities as well as facilities of the Tesoro Parties, and deliver and receive crude oil and refined products from such onshore facilities;
R.    WHEREAS, TCI is a member of the Marine Preservation Association (“MPA”) and has contracted with the Marine Spill Response Corporation (“MSRC”), to provide oil spill response and contingency planning for property owned and operated by TRMC, TAC, KPL, TAPL, CCC, THPP, TLNP and TLO and for vessels charted by TMC;
S.    WHEREAS, TCI has deemed TRMC, TMC, TAC, KPL, TAPL, CCC, THPP, TLNP and TLO to be covered entities under TCI’s MPA membership, such that TCI acts as a representative of each of these affiliated Parties in connection with its membership rights and responsibilities regarding MPA’s operations and cost structure;
T.    WHEREAS, The Parties desire that TCI shall act as the representative of each of the other TLLP Parties and Tesoro Parties in connection with its membership rights and responsibilities regarding MPA’s operations and cost structure with respect to the TLLP Facilities and Tesoro Facilities;
U.    WHEREAS, TMC is a member in Cook Inlet Spill Response, Inc. (“CISPRI”), which provides oil spill response and contingency planning for the Anchorage Terminals included within the TLLP Facilities, as well as other facilities owned and operated by TAC, KPL, TAT and TAPL in Alaska;
V.    WHEREAS, some of the Parties are also parties to a certain Marine Services Representation Agreement dated May, 2011, covering joint representation in CISPRI, and this Agreement shall supplement, but not supersede or replace, that Marine Services Representation Agreement; and
W.    WHEREAS, some of the Tesoro Parties are also parties to intercompany service agreements covering services provided by TCI to other Tesoro Parties, and this Agreement shall supplement, but not supersede or replace, those agreements.
NOW, THEREFORE, in consideration of the foregoing, the receipt and sufficiency of which are hereby acknowledged by the Parties, and for purposes of documenting and memorializing the Parties’ mutual understandings regarding (a) TCI serving as the representative of all Parties through its membership in MPA, and (b) the allocation among the Parties of costs and expenses associated with oil spill contingency planning, response and remediation activities, the Parties do hereby covenant and agree as follows:

1.    TCI Representation in MPA. TCI will act as the sole representative for all the Parties as a member in MPA, and TCI shall perform the duties and responsibilities of a member in MPA on behalf of all the Parties. TCI shall use reasonable commercial efforts to perform such duties and responsibilities in accordance with the same standards that it uses for its own business.
2.    MPA Operating Costs. MPA may allocate to TCI, as a MPA member, a share of MPA’s ongoing operating, maintenance, planning and contingency preparedness costs, expenses and capital contributions related to MPA’s normal operations (“MPA Operating Costs”) not arising from response, remediation, containment or cleanup of actual spills, releases, accidents or similar incidents. MPA Operating Costs shall include, without limitation, costs associated with contingency planning and preparedness and drills for potential spills, releases, accidents or similar incidents. TLO shall reimburse TCI for all MPA Operating Costs allocated to TCI by MPA with respect to the TLLP Facilities, and such MPA Operating Costs shall not be further allocated among the Parties.
3.    Engagement of MSRC. One or more of the Tesoro Parties may engage MSRC to perform services relating to ongoing operating, maintenance, planning and contingency preparedness, including services relating to the TLLP Facilities. The Tesoro Parties are authorized to so engage MSRC in the ordinary course of business to perform such services for the TLLP Facilities, under terms and conditions and at rates and fees consistent with those provided for facilities of the Tesoro Parties and in accordance with customary industry terms for similarly situated facilities of third parties. Costs and overhead fees charged to the Parties by MSRC associated with routine services provided by MSRC (“MSRC Service Fees”) for the TLLP Facilities and not related to Incidents, shall be included within the fees specified in the Third Amended and Restated Omnibus Agreement and the Secondment Agreement and shall not be otherwise charged to the TLLP Parties.
4.    Response Costs. “Incident Response Costs” shall include MSRC/MPA Response Costs, Tesoro Response Costs, and TLLP Response Costs, as set forth below:
(a)    MPA and/or MSRC may allocate to TCI or charge TCI for costs (“MSRC/MPA Response Costs”) incurred by MSRC and/or MPA related to response, remediation, containment or cleanup of any actual spills, releases, accidents or similar incidents (each individually an “Incident”, and collectively “Incidents”) associated with facilities or operations of the Parties or third parties, which are not included within the MPA Operating Costs or MSRC Service Fees.
(b)    The Tesoro Parties may also incur other costs (“Tesoro Response Costs”) related to response, remediation, containment or cleanup of any Incidents associated with the TLLP Facilities, which are not included within the MSRC/MPA Response Costs, the MPA Operating Costs or the MSRC Service Fees.

Tesoro Response Costs may include, without limitation, (i) costs of time and expenses of personnel of the Tesoro Parties, (ii) fees and costs for use of materials and equipment provided by the Tesoro Parties, (iii) fees and costs for services, materials equipment, vessels and vehicles provided by third parties and charged to the Tesoro Parties, (iv) fees and costs charged to the Tesoro Parties by governmental agencies with respect to remediation, containment or cleanup of any Incidents and (v) fees and costs incurred by third parties with respect to remediation, containment or cleanup of any Incidents for which a Tesoro Party is legally responsible for providing indemnity or contribution to such third party by reason of the Tesoro Party being an owner of a TLLP Facility operated by a TLLP Party.
(c)    The TLLP Parties may also incur other costs (“TLLP Response Costs”) related to response, remediation, containment or cleanup of any Incidents associated with facilities or operations of the Tesoro Parties, which are not included within the MSRC/MPA Response Costs, the MPA Operating Costs or the MSRC Service Fees. TLLP Response Costs may include, without limitation, (i) costs of time and expenses of personnel of the TLLP Parties, (ii) fees and costs for use of materials and equipment provided by the TLLP Parties, (iii) fees and costs for services, materials equipment, vessels and vehicles provided by third parties and charged to the TLLP Parties, (iv) fees and costs charged to the TLLP Parties by governmental agencies with respect to remediation, containment or cleanup of any Incidents, and (v) fees and costs incurred by third parties with respect to remediation, containment or cleanup of any Incidents for which a TLLP Party is legally responsible for providing indemnity or contribution to such third party by reason of the TLLP Party being an owner, operator, lessee or sublessee of a TLLP Facility.
(d)    In the event that there is an Incident involving a TLLP Facility, which results in MSRC and/or MPA incurring MSRC/MPA Response Costs that are charged to TCI as a member of MPA or otherwise charged to TCI or another Tesoro Party as a responsible party under environmental laws, regulations, and permits, or as an owner or lessee of a TLLP Facility operated or subleased by a TLLP Party, then the TLLP Party operating or subleasing the TLLP Facility for which such costs are incurred shall reimburse and indemnify the affected Tesoro Parties for the MSRC/MPA Response Costs associated with such TLLP Facility; provided however, that such TLLP Party shall not be responsible for reimbursing or indemnifying a Tesoro Party for any Incident Response Costs to the extent that the Incident was attributable to the negligent or wrongful actions or omissions of such Tesoro Party for which the TLLP Party would have a right of recovery against such Tesoro Party under law, regulation, equity or contract.
(e)    In the event that there is an Incident involving a TLLP Facility, which results in one or more of the Tesoro Parties incurring Tesoro Response Costs, then the TLLP Party operating, leasing or subleasing the TLLP Facility for which such costs are incurred shall reimburse and indemnify the Tesoro Parties for the

Tesoro Response Costs associated with such Incident; provided however, that such TLLP Party shall not be responsible for reimbursing or indemnifying the Tesoro Parties for any Tesoro Response Costs to the extent that the Incident was attributable to the negligent or wrongful actions or omission of such Tesoro Party for which the TLLP Party would have a right of recovery against such Tesoro Party under law, regulation, equity or contract.
(f)    In the event that there is an Incident involving a facility owned or leased (but not leased or subleased to a TLLP Party) or operated by one of the Tesoro Parties, which results in one or more of the TLLP Parties incurring TLLP Response Costs, then the Tesoro Party owning, leasing, or operating (but not leasing or subleasing to a TLLP Party) the facility for which such costs are incurred shall reimburse and indemnify the TLLP Parties for the TLLP Response Costs associated with such Incident; provided however, that such Tesoro Party shall not be responsible for reimbursing or indemnifying the TLLP Parties for any TLLP Response Costs to the extent that the Incident was attributable to the negligent or wrongful actions or omissions of such TLLP Party for which the Tesoro Party would have a right of recovery against such TLLP Party under law, regulation, equity or contract.
(g)    In the event that the Incident Response Costs relating to Incidents that are associated with both a facility operated, leased or subleased by a TLLP Party or a Tesoro Party and a vessel chartered by TMC, then the Parties shall negotiate a fair and equitable allocation of costs among TCI, TMC and the Party operating, leasing or subleasing such facility, based upon the nature of the costs and the Incidents that resulted in the Incident Response Costs and the respective culpability of the Parties with regard to such Incident. TMC shall be responsible for reimbursing the appropriate Parties for such Incident Response Costs to the extent that law, regulation, equity or contract would impose such liability upon TMC as a charterer of the vessel. If the Incident involves a TLLP Facility, the TLLP Parties shall be subrogated to the rights of TMC to recover from the vessel or its insurers the Incident Response Costs incurred by TLLP, either directly or by reason of a reimbursement of the Tesoro Parties pursuant to this Agreement.
(h)    In the event that TCI is charged for MSRC/MPA Response Costs relating to Incidents associated with facilities or operations of third parties that are unrelated to any facilities or operations of any of the Parties or vessels chartered or otherwise utilized by TCI, then the Parties shall negotiate a fair and equitable allocation of costs among themselves, based upon the nature of the costs and the Incident that resulted in the MSRC/MPA Response Costs and the respective relationships of the Parties with regard to such Incident.
(i)    In no event shall any allocation of Incident Response Costs be made or required hereunder that would cause the Incident to be regarded as more than one occurrence with respect to all of the Parties’

collective insurance coverages or that would expose the Parties to multiple insurance deductibles or self-insured retentions or otherwise limit or exclude insurance coverage with respect to such Incident, nor shall any provision of this agreement or any condition of TCI’s representation of the Parties as a member in MPA be construed to provide such a result. If any Party recovers any MSRC/MPA Response Costs from the owner, operator, charterer or insurer of a vessel or any other third party or any insurer, then such recovery shall be credited against and reduce and/or provide reimbursement for any Incident Response Costs that otherwise might be owed or have been paid by the other Parties hereto.
(j)    This Agreement does not supersede or control over any allocation of Incident Response Costs that may be set forth in specific Operating Agreements, use and throughput agreements or other service agreements between the TLLP Parties and the Tesoro Parties regarding operation and use of the TLLP Facilities. The provisions of these agreements shall be harmonized with the provisions of this Agreement to the maximum extent possible. In the event of any conflict between the various terms, the provisions of the applicable Operating Agreement, use and throughput agreement or service agreement shall control over the terms of this Agreement.
5.    Additions to TLLP Facilities. The Parties anticipate that in the future, TLLP will acquire, lease or sublease additional logistics facilities from the Tesoro Parties or from third parties or may develop or construct new or expanded logistics facilities, and that the Parties may agree that the Tesoro Parties should provide oil spill contingency planning and response services for those additional facilities. Upon such acquisition and agreement, each such facility will automatically become a TLLP Facility, subject to this Agreement.
6.    Term and Termination. This Agreement shall continue until December 31, 2016 and shall renew for successive periods of one year thereafter, unless terminated by any Party upon sixty (60) days advance written notice. The Parties shall periodically evaluate whether the allocation of MPA Operating Costs set forth herein and the agreement not to include such MPA Operating Costs or MSRC Service Fees as components of tariffs and fees remains appropriate under conditions as they may exist from time to time. At any time after December 31, 2016, any Party may request renegotiation of all or any part of this Agreement, and the Parties shall then negotiate in good faith to make reasonable arrangements regarding future allocations of MPA Operating Costs, MSRC Service Fees and related adjustments of tariff and fee structures. In the event the Parties are unable to reach a consensus on any appropriate adjustments, then any Party may terminate this Agreement upon ten (10) days advance written notice as to subsequent costs incurred by TCI, but such termination shall not invalidate this Agreement as to costs incurred by TCI prior to the effective date of such termination. Upon termination of this Agreement, TCI may rescind its designation of the other Parties as covered entities with respect to TCI’s membership in MPA.

7.    Parent Guaranties and COFRs. For TLLP Facilities that are operated, leased or subleased by a TLLP Party, but are owned or leased by a Tesoro Party, then the Tesoro Party or its parent, Tesoro Corporation, may be required to post or provide a parent guaranty or a Certificate of Financial Responsibility (“COFR”) to demonstrate adequate financial ability to pay for any Incident Response Costs that might be associated with Incidents at such TLLP Facility. The TLLP Party operating, leasing or subleasing the TLLP Facility shall release, defend, indemnify and hold harmless the Tesoro Party owning or leasing such TLLP Facility from and against any such Incident Response Costs as provided herein and any other damages, losses, expenses or fees which the Tesoro Party may incur under the Tesoro Party’s parent guaranty or COFR resulting from the TLLP Party’s operation leasing or subleasing of the TLLP Facility prior to acceptance by the California Department of Fish and Game of TLO’s COFR. Tesoro Corporation shall be (i) subrogated to the rights of such Tesoro Party to receive such reimbursement to the extent that Tesoro Corporation is obligated to pay or guarantee payment of such Incident Response Costs pursuant to any such parent guaranty or COFR, and (ii) entitled to receive reimbursement from TLLP for any incremental costs or expenses incurred by it or a Tesoro Party in connection with the posting of a COFR for a TLLP Facility. In the event of a conflict of provisions of this Agreement and the provisions of the Carson Asset Indemnity Agreement dated as of the date hereof, by and among TLGP, TLLP, TLO, Tesoro Corporation, and TRMC, the provisions of the Carson Asset Indemnity Agreement shall prevail with respect to issues related to the contribution of the assets described therein, but not with respect to the ordinary operations of such assets.

8.    Responsible Party. It may be required, or deemed advantageous that Tesoro Facilities and TLLP Facilities be covered by a single oil spill response plan or permit approved by federal, state or local agencies. In such instances, either a Tesoro Party or a TLLP Party may be listed in the plan or permit as the responsible party for such facility or facilities, and the applicable Party listed as the responsible party in such permit or approved plan may act as the representative of the other Parties subject to such permits or plans in dealings with the appropriate agencies and governmental authorities charged with approving and administering such plans and permits. In such instances the Party acting as such representative shall act pursuant to the provisions of this Agreement, and each of the other Parties covered by such plan or permit shall be responsible for reimbursements and indemnities for associated costs and liabilities pursuant to the terms of this Agreement.

9.    Miscellaneous.
(a)    Assignment. This Agreement shall be binding upon the Parties and their respective successors and assigns, provided however, that no Party may assign its interests under this Agreement without the consent of all the Parties hereto.
(b)    Modification; Waiver. This Agreement may be terminated, amended or modified only by a written instrument executed by the Parties. Any of the terms and conditions of this Agreement may be waived in writing at any time by the Party entitled to the benefits thereof. No waiver of any of the terms and conditions of this Agreement, or any breach thereof, will be effective unless in writing signed by a duly authorized individual on behalf of the Party against which the waiver is sought to be enforced. No waiver of any term or condition or of any breach of this Agreement will be deemed or will constitute a waiver of any other term or condition or of any later breach (whether or not similar), nor will such waiver constitute a continuing waiver unless otherwise expressly provided.
(c)    Governing Law; Jurisdiction. This Agreement shall be governed by the laws of the State of Texas without giving effect to its conflict of laws principles. Each Party hereby irrevocably submits to the exclusive jurisdiction of any state or federal district court of competent jurisdiction in Bexar County, Texas. The Parties expressly and irrevocably submit to the jurisdiction of said courts and irrevocably waive any objection which they may now or hereafter have to the laying of venue of any action, suit or proceeding arising out of or relating to this Agreement brought in such courts, irrevocably waive any claim that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum and further irrevocably waive the right to object, with respect to such claim, action, suit or proceeding brought in any such court, that such court does not have jurisdiction over such Party. The Parties hereby irrevocably consent to the service of process by registered mail, postage prepaid, or by personal service within or without the State of Texas. Nothing contained herein shall affect the right to serve process in any manner permitted by law.
(d)    WAIVER OF JURY TRIAL. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDINGS RELATING TO THIS AGREEMENT or any performance or failure to perform of any obligation hereunder.
(e)    No Third Party Beneficiaries. It is expressly understood that the provisions of this Agreement do not impart enforceable rights in anyone who is not a Party or successor or permitted assignee of a Party; provided however, that Tesoro Corporation shall be a third party beneficiary of all indemnities and reimbursement rights provided to the Tesoro Parties hereunder as provided in Section 7 above. No insurer or third party other than Tesoro Corporation or TLLP shall be entitled to assert subrogation, indemnity or contribution rights against any Party with respect to any Incident or as a result of the provisions of this Agreement or TCI acting as the representative of the other Parties as a member in MPA or a party to agreements with MSRC.
(f)    Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be valid and effective under applicable law, but if any provision of this Agreement or the application of any such provision to any person or circumstance will be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision hereof, and the Parties will negotiate in good faith with a view to substitute for such provision a suitable and equitable solution in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.
(g)    Counterparts. This Agreement may be executed in one or more counterparts for the convenience of the Parties hereto, each of which counterparts will be deemed an original, but all of which counterparts together will constitute one and the same agreement. This Agreement shall be binding upon a Party at the time such Party and TCI have executed a counterpart of this Agreement.
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the date first written above.

TESORO PARTIES:
TESORO COMPANIES, INC. CARSON COGENERATION COMPANY By: /s/ Gregory J. Goff Name: Gregory J. Goff Title: Chairman of the Board of Directors and President	TESORO MARITIME COMPANY By: /s/ Mark D. Wilson Name: Mark D. Wilson Title: Chairman of the Board of Directors and President

TESORO REFINING & MARKETING COMPANY LLC

TESORO ALASKA COMPANY LLC

TESORO GREAT PLAINS MIDSTREAM LLC

TESORO GREAT PLAINS GATHERING & MARKETING LLC

BAKKENLINK PIPELINE LLC

ND LAND HOLDINGS LLC

TESORO ALASKA TERMINALS LLC

By: /s/ Gregory J. Goff
Name: Gregory J. Goff
Title: Chairman of the Board of Managers and President
KENAI PIPE LINE COMPANY By: /s/ Cynthia J. Warner Name: Cynthia J. Warner Title: President

Signature Page to Second Amended and Restated Representation and Services Agreement

TLLP PARTIES:
TESORO ALASKA PIPELINE COMPANY LLC

TESORO LOGISTICS OPERATIONS LLC

TESORO HIGH PLAINS PIPELINE COMPANY LLC

TESORO LOGISTICS PIPELINES LLC

TESORO LOGISTICS NORTHWEST PIPELINE LLC

TESORO SOCAL PIPELINE COMPANY LLC

QEP FIELD SERVICES, LLC

QEPM GATHERING I, LLC

GREEN RIVER PROCESSING, LLC

RENDEZVOUS PIPELINE COMPANY, LLC

By: /s/ Phillip M. Anderson
Name: Phillip M. Anderson
Title: President

Signature Page to Second Amended and Restated Representation and Services Agreement

Exhibit A

JOINDER AGREEMENT
TO THE SECOND AMENDED AND RESTATED
REPRESENTATION AND SERVICES AGREEMENT FOR OIL SPILL CONTINGENCY PLANNING, RESPONSE AND REMEDIATION

The undersigned hereby executes the Second Amended and Restated Representation and Services Agreement for Oil Spill Contingency Planning, Response and Remediation (the “Agreement”), authorizes this signature page to be attached as a counterpart of the Agreement, and hereby agrees to become a party to, to be bound by and to comply with the terms and provisions of the Agreement (which it represents it has reviewed and understands) as [**a “Tesoro Party”**] [**“TLLP Party”**](as defined in the Agreement) and this signature page shall constitute a counterpart copy of the Agreement.

__________________________________

By: ____________________________

Name:    ____________________________

Title:    ____________________________

AGREED AND ACCEPTED:

TESORO COMPANIES INC.

By:     ____________________________

Name:    ____________________________

Title:    ____________________________